Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements (No. 333-269661, No. 333-218917, No. 333-145180) on Form S-8 and related Reoffer Prospectus of PetMed Express, Inc. of our reports dated May 23, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) of PetMed Express, Inc., appearing in the Annual Report on Form 10-K of PetMed Express, Inc. for the year ended March 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Reoffer Prospectus.
/s/ RSM US LLP
West Palm Beach, Florida
May 23, 2023